Exhibit 99.1

ProFrac Holding Corp. Reports Strong 2022 First Quarter Financial and Operational Results

Full Year 2022 Outlook Continues to Improve

WILLOW PARK, Texas, June 16, 2022 /PRNewswire/ -- ProFrac Holding Corp. (NASDAQ: PFHC) ("ProFrac" or the "Company") today announced financial and operational results for its first quarter ended March 31, 2022.

First Quarter 2022 Results and Recent Highlights

  Closed on acquisition of FTSI on March 4, 2022
  Total revenues of $345.0 million
  Net income of $24.1 million
  Adjusted EBITDA(1) of $91.5 million, which includes approximately one month of FTSI's results
  On a pro forma basis for the FTSI acquisition(2), first quarter Adjusted EBITDA of $99.4 million
  Completed IPO and began trading on NASDAQ on May 13, 2022

Ladd Wilks, ProFrac Holding Corp.'s Chief Executive Officer, stated, "We are very pleased to have closed on the FTSI acquisition in March. The value created with this acquisition far exceeds our expectations in terms of timing and magnitude. We are also pleased to have completed our initial public offering on May 13, 2022. We view this as a great starting point in creating a preeminent energy investment vehicle with the best teams focused on maximizing shareholder value and generating free cash flow through-the-cycle. If we continue to execute on our plan as expected, we hope to explore options to return cash to shareholders."

Matt Wilks, Executive Chairman, added, "Our first quarter results came in slightly ahead of our internal expectations and market demand continued to increase into the second quarter. Looking forward, combining this momentum with the price increases that went into effect in April on the acquired FTSI fleets, we now estimate that we will be operating 31 average active fleets for the entire second quarter and expect approximately $23-$25 million of annualized Adjusted EBITDA per fleet(3) in the second quarter.

"We are even more excited about our near-term and long-term growth opportunities based on our two-prong strategy to Acquire, Retire, Replace,(™)combined with scaling our vertical integration model. We believe this two-prong growth strategy enables us to drive revenue, improve margins, further enhance free cash flow and improve our through-cycle positioning."

First Quarter 2022 Financial Results

For the first quarter of 2022, consolidated revenues totaled $345.0 million, or approximately $63.6 million per fleet on an annualized basis. SG&A was $34.1 million and included $13.0 million of transaction costs related to the FTSI acquisition. Net income was $24.1 million. Adjusted EBITDA totaled $91.5 million in the first quarter of 2022, or $16.9 million per fleet on an annualized basis.

With 17 average active fleets before the FTSI acquisition and 31 average active fleets for the month of March post acquisition, the Company's average active fleet count for the 2022 first quarter was 21.7 fleets.

Business Segment Information

The Stimulation Services segment generated revenues in the first quarter of 2022 of $336.2 million, which resulted in $73.6 million of Adjusted EBITDA. The FTSI acquisition contributed $48.6 million in revenue, or 14%, which included approximately one month's revenue during the quarter.

The Manufacturing segment generated revenues of $32.0 million in the first quarter of 2022, which resulted in $10.0 million of Adjusted EBITDA. Approximately 84% of the Manufacturing segment's revenue was intercompany.

The Proppant Production segment generated revenues of $12.4 million in the first quarter of 2022, which resulted in $7.9 million of Adjusted EBITDA. Approximately 69% of the Proppant Production segment's revenue was intercompany.

Second Quarter 2022 Outlook

Looking at the second quarter of 2022, the Company expects strong growth in revenues and substantial improvements to profitability compared to the first quarter of 2022, driving annualized Adjusted EBITDA per fleet to approximately $23-$25 million per fleet. The primary contributor of the anticipated increased profitability is due to April's resetting of FTSI fleets to current market pricing as well as incremental fleets added from the acquisition.

Capital Expenditures and Capital Allocation

Capital expenditures for full year 2022 are expected to range from $240 million to $290 million, consisting of maintenance capex, growth capex, three electric fleets that are under construction, and the West Munger sand plant that is also under construction. The electric fleets and the West Munger sand plant are expected to be operational in the third quarter of this year.

Balance Sheet and Liquidity

Total debt outstanding as of March 31, 2022 was $625.6 million, compared to $301.6 million as of December 31, 2021. As of March 31, 2022, cash and equivalents totaled $28.7 million. Total liquidity as of March 31, 2022 was $108.8 million, including net availability of $80.1 million under our asset-based credit facility. On April 8, 2022, the Company increased the size of its ABL to $200 million.

The Company's IPO and the subsequent exercise of the overallotment resulted in approximately $304 million in proceeds, net of the underwriting discount and other estimated fees. This reduced total debt outstanding by approximately $225 million. The amount outstanding under the term loan is $306 million as of June 10, 2022. Also in June, the Equify Bridge Loan, the Backstop Note, and the Closing Date Note were fully paid off with proceeds of the IPO.

FTSI Acquisition

On March 4, 2022, the Company acquired the outstanding stock of FTS International, Inc. ("FTSI") for a purchase price of $405.7 million, consisting of cash consideration of $332.8 million paid in the first quarter and $72.9 million paid in connection with the IPO in the second quarter of 2022. For additional information related to the acquisition, please reference the Company's press releases available on its website at https://ir.pfholdingscorp.com/news-events/press-releases.

(1) Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles ("GAAP") (a "Non-GAAP Financial Measure").  Please see "Non-GAAP Financial Measures" at the end of this news release.

(2) Proforma for the FTSI acquisition assumes that FTSI was acquired on 1/1/2022, in which case our combined first quarter revenue and adjusted EBITDA would have totaled $421.6 million and $99.4 million, respectively.

(3) Adjusted EBITDA per fleet is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Measures" at the end of this news release.

Conference Call

ProFrac has scheduled a conference call on Friday, June 17, 2022 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 412-902-0030 and ask for the ProFrac Holding Corp. call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://ir.pfholdingscorp.com/news-events/ir-calendar. A telephonic replay of the conference call will be available through June 24, 2022 and may be accessed by calling 201-612-7415 using passcode 13730279#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production ("E&P") of North American unconventional oil and natural gas resources. Founded in 2016, The Company was built to be the go-to service provider for E&P companies' most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce "greenhouse gas" emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit the Company's website, https://www.pfholdingscorp.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to future events or the Company's future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company's strategies and plans for growth; the Company's positioning, resources, capabilities, and expectations for future performance; market and industry expectations; the anticipated benefits of the Company's May 2022 IPO and the capital raised thereby; the anticipated benefits of the Company's March 2022 acquisition of FTS International, Inc.; the Company's estimates with respect to the profitability and utilization of its fleets; expectations regarding near-term and long-term growth, and the attendant impact on the Company's future revenues, margins, free cash flow and through-cycle positioning; the Company's currently expected guidance regarding its second quarter 2022 revenues, profitability and Adjusted EBITDA per fleet; the Company's currently expected guidance regarding its full year 2022 capital expenditures and capital allocation; the Company's anticipated timing for operationalizing its new electric fleets and its West Munger sand plant; the potential to return cash to shareholders; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company's outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to achieve anticipated benefits of the Company's May 2022 IPO and March 2022 acquisition of FTS International, Inc., including risks relating to integrating acquired companies and personnel; the Company's ability to deploy capital, including capital raised in the May 2022 IPO, in a manner that furthers the Company's growth strategy, as well as the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services; global and regional economic and financial conditions; the effectiveness of the Company's risk management strategies; the transition to becoming a public company; and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov.

Forward-looking statements are also subject to the risks and other issues described below under "Non-GAAP Financial Measures," which could cause actual results to differ materially from current expectations included in the Company's forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company's operational and financial performance or achievements through and including 2022. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law.

PROFRAC HOLDINGS, LLC Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands)	2022	2021	2021

Revenues	$344,980	$248,017	$149,586

Operating costs and expenses:
Costs of revenues, exclusive of depreciation, depletion and amortization	232,599	180,945	118,306
Depreciation, depletion and amortization	44,216	35,081	35,461
(Gain) loss on disposal of assets, net	(154)	2,305	2,207
Selling, general and administrative	34,127	17,673	13,778
Total operating costs and expenses	310,788	236,004	169,752

Operating income (loss)	34,192	12,013	(20,166)

Other (expense) income:
Interest expense, net	(9,272)	(6,670)	(6,035)
Loss on extinguishment of debt	(8,273)	(515)	-
Other income (expense)	8,231	256	187

Net income (loss) before income taxes	24,878	5,084	(26,014)
Income tax (expense) benefit	(752)	48	25

Net income (loss)	$24,126	$5,132	$(25,989)

Net (loss) income attributable to noncontrolling interest	(416)	957	(9)

Net income (loss) attributable to ProFrac Holdings, LLC	$23,710	$6,089	$(25,998)

Other comprehensive (loss) income	(136)	(1)	6

Comprehensive income (loss)	$23,574	$6,088	$(25,992)

Less: Other comprehensive (loss) income attributable to noncontrolling interest	(34)	(14)	2
Comprehensive income (loss) attributable to ProFrac Holdings, LLC	$23,608	$6,102	$(25,994)

PROFRAC HOLDINGS, LLC Consolidated Balance Sheets (Unaudited)

	Mar. 31,	Dec. 31,
(In thousands)	2022	2021

Assets
Current assets:
Cash and cash equivalents	$28,654	$5,376
Accounts receivable, net	298,870	161,632
Accounts receivable - related party	3,396	4,515
Prepaid expenses, and other current assets	18,726	6,213
Inventories	139,143	73,942
Total current assets	488,789	251,678

Property, plant, and equipment	1,126,602	827,865
Accumulated depreciation and depletion	(506,831)	(464,178)
Property, plant, and equipment, net	619,771	363,687
Operating lease right-of-use assets	79,049	-
Investments	78,296	4,244
Intangible assets, net	28,681	27,816
Other assets	19,302	17,145
Total assets	1,313,888	664,570

Liabilities and equity
Current liabilities:
Accounts payable	216,054	121,070
Accounts payable - related party	19,553	21,275
Current portion of operating lease liabilities	8,371	-
Accrued expenses	90,079	38,149
Other current liabilities	36,123	34,400
Current portion of long-term debt	47,620	31,793
Total current liabilities	417,800	246,687

Long-term debt	488,204	235,128
Long-term debt - related party	89,800	34,645
Operating lease liabilities	70,815	-
Other liabilities	902	-
Total liabilities	1,067,521	516,460

Equity	244,992	147,015
Noncontrolling interests	1,421	1,039
Accumulated other comprehensive (loss) income	(46)	56
Total equity	246,367	148,110
Total liabilities and equity	$1,313,888	$664,570

PROFRAC HOLDINGS, LLC Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands)	2022	2021	2021

Cash flows from operating activities:
Net income (loss)	$24,126	$5,132	$(25,989)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	44,216	35,081	35,461
(Gain) loss on disposal of assets	(154)	2,305	2,207
Non-cash loss on debt extinguishment	4,284	515	-
Amortization of debt issuance costs	1,371	307	536
Bad debt expense, net of recoveries	5	(3,726)	30
Non cash investment income	(8,100)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(46,856)	(58,243)	(8,976)
Inventories	(22,857)	(1,593)	(6,504)
Prepaid expenses and other assets	(9,903)	4,973	(829)
Accounts payable	29,824	26,816	11,243
Accrued expenses	22,622	(5,349)	9,240
Deferred revenues and other current liabilities	5,146	34	(109)
Net cash provided by operating activities	43,724	6,252	16,310

Cash flows from investing activities:
Investment in property, plant & equipment	(41,492)	(16,815)	(17,357)
Cash proceeds from sale of assets	45,622	66	16,730
Acquisitions, net of cash acquired	(278,990)	(1,862)	(2,303)
Investment in preferred shares	(45,952)	(4,244)	-
Investments	(13,893)	-	-
Net cash used in investing activities	(334,705)	(22,855)	(2,930)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	658,266	34,000	6,817
Repayments of long-term debt	(324,034)	(25,015)	(13,437)
Payment of debt issuance costs	(22,913)	(834)	-
Purchase of noncontrolling interests	-	(577)	-
IPO preparation costs	-	(1,982)	-
Member contribution	5,000	-	-
Other	-	20	6
Net cash provided by (used in) financing activities	316,319	5,612	(6,614)

Net increase (decrease) in cash, cash equivalents and restricted cash	$25,338	$(10,991)	$6,766
Cash and cash equivalents, beginning of period	5,376	16,367	2,952
Cash, cash equivalents and restricted cash, end of period	30,714	$5,376	$9,718

PROFRAC HOLDINGS, LLC
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA per fleet are non-GAAP financial measures and should not be considered as substitutes for net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA and Adjusted EBITDA per fleet are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because they allow us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates).

We view Adjusted EBITDA and Adjusted EBITDA per fleet as important indicators of performance. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets and (v) other unusual or non-recurring charges, such as costs related to our initial public offering, non-recurring supply commitment charges, certain bad debt expense and gain on extinguishment of debt. We define Adjusted EBITDA per fleet for a particular period as Adjusted EBITDA calculated as a daily average of active fleets during period.

We believe that our presentation of Adjusted EBITDA and Adjusted EBITDA per fleet will provide useful information to investors in assessing our financial condition and results of operations. In particular, we believe Adjusted EBITDA per fleet allows investors to compare the performance of our fleets across comparable periods and against the fleets of our competitors who may have different capital structures, which may make a fleet-for-fleet comparison more difficult. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net income (loss) per fleet is the GAAP measure most directly comparable to Adjusted EBITDA per fleet. Adjusted EBITDA should not be considered as an alternative to net income (loss), and Adjusted EBITDA per fleet should not be considered as an alternative to net income (loss) per fleet. Adjusted EBITDA and Adjusted EBITDA per fleet have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA and Adjusted EBITDA per fleet may be defined differently by other companies in our industry, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA per fleet to the most directly comparable GAAP financial measure for the periods indicated:

Reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA per fleet to the most directly comparable GAAP financial measure

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands)	2022	2021	2021

Net income (loss)	$24,126	$5,132	$(25,989)

Interest expense, net	9,272	6,670	6,035
Depreciation, depletion and amortization	44,216	35,081	35,461
Income tax (provision) benefit	752	(48)	(25)
(Gain) loss on disposal of assets, net	(154)	2,305	2,207
Loss on extinguishment of debt	8,273	515	-
Bad debt expense, net of recoveries	5	(3,726)	-
Loss on foreign currency transactions	12	133	-
Reorganization costs	55	2,060	-
Acquisition related expenses	13,019	-	-
Investment income	(8,100)	-	-
Severance charges	-	500	-
Other	-	(211)	-
Total adjusted EBITDA	$91,476	$48,411	$17,689

PROFRAC HOLDINGS, LLC
Additional Selected Operating Data
Condensed Pro Forma Results of Operations
(Unaudited)

The following table reconciles Pro Forma Adjusted EBITDA for FTSI to net loss, which we consider to be the most directly comparable GAAP financial measure to Pro Forma Adjusted EBITDA for FTSI, presented as if the FTSI acquisition had occurred on January 1, 2022:

Three Months Ended
Mar. 31,
(In thousands)	2022

Pro forma net loss	$(1,223)

Interest expense, net	13,761
Depreciation, depletion and amortization	56,788
Income tax (provision) benefit	752
Loss on disposal of assets, net	(159)
Loss on extinguishment of debt	8,273
Bad debt expense, net of recoveries	5
Loss on foreign currency translation	12
Reorganization costs	(74)
Acquisition related expenses	22,909
Investment income	(8,100)
Share based compensation	6,495
Pro forma adjusted EBITDA for FTSI	$99,439

PROFRAC HOLDINGS, LLC Additional Selected Operating Data Condensed Segment Results (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands)	2022	2021	2021

Revenues
Stimulation services	$336,155	$242,441	$143,703
Manufacturing	32,006	25,619	14,657
Proppant production	12,408	7,456	5,589
Total segments	380,569	275,516	163,949
Eliminations	(35,589)	(27,499)	(14,363)
Total revenues	$344,980	$248,017	$149,586

Adjusted EBITDA
Stimulation services	$73,569	$47,607	$12,953
Manufacturing	10,022	(1,799)	2,330
Proppant production	7,885	2,603	2,406
Total Adjusted EBITDA	$91,476	$48,411	$17,689

Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
investors@profrac.com

Dennard Lascar Investor Relations
Ken Dennard / Rick Black
PFHC@dennardlascar.com